Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	Lisa Esneault, 314-656-5786
Tim Rowden, 314-656-5942
www.smurfit-stone.com

JOHN MURPHY NAMED SMURFIT-STONE

SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

CREVE COEUR, Mo., and CHICAGO, May 18, 2009 - Smurfit-Stone Container Corporation today announced that John Murphy has been named to the position of senior vice president and chief financial officer. Murphy succeeds Chuck Hinrichs, who has announced his intent to pursue other career opportunities.

“John’s strong strategic, financial and operations background, and his proven ability to drive results, will be instrumental in helping us successfully emerge from our restructuring and achieve our long-term financial goals,” said Patrick J. Moore, chairman and chief executive officer.  “We welcome him to our company, and wish Chuck all the best in his future endeavors.”

From 1998 through 2008, Murphy served in key executive roles with Accuride Corporation of Evansville, IN, most recently as president and chief executive officer, and as a member of its board of directors.  During his tenure with Accuride, he also served as president and chief operating officer; chief financial officer; and executive vice president.

Under Murphy’s leadership, Accuride achieved near best-in-class profitability; developed major restructuring initiatives; implemented successful pricing strategies; and completed significant cost savings initiatives ($10 million in annual savings) while driving long-term competitiveness.

He has also held key leadership positions with North American Stainless, Inc., Armco, Inc. and Corning, Inc.  He began his career with PricewaterhouseCoopers.

Murphy currently serves on the board of directors and holds committee positions with O’Reilly Automotive, Inc., of Springfield, MO.

Six CityPlace Drive, Creve Coeur, MO 63141   Phone: 314.656.5300   Web: smurfit-stone.com

Murphy holds a bachelor’s degree in accounting from Pennsylvania State University, an MBA from the University of Colorado, and is a certified public accountant.  He will be relocating to the St. Louis area.

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Smurfit-Stone Container Corporation is one of the industry’s leading integrated containerboard and corrugated packaging producers, and one of the world’s largest paper recyclers. The company is a member of the Sustainable Forestry Initiative® and the Chicago Climate Exchange.  Smurfit-Stone generated revenue of $7.04 billion in 2008; has led the industry in safety every year since 2001; and conducts its business in compliance with the environmental, health, and safety principles of the American Forest & Paper Association.